                                                                     EXHIBIT 2.2

                            GRAHAM PACKAGING COMPANY
                               GPC CAPITAL CORP. I
                                  $225,000,000

             $150,000,000 8 3/4% Senior Subordinated Notes Due 2008

                              $75,000,000 Floating
                           Interest Rate Subordinated
                            Term Securities Due 2008
                                   (FIRSTS SM1)
                        GRAHAM PACKAGING HOLDINGS COMPANY
                              GPC CAPITAL CORP. II
                                  $169,000,000

                     10 3/4% Senior Discount Notes Due 2009

                               PURCHASE AGREEMENT


                                                                January 23, 1998


BT ALEX. BROWN INCORPORATED
BANKERS TRUST INTERNATIONAL PLC
LAZARD FRERES & CO. LLC
SALOMON BROTHERS INC
c/o BT Alex. Brown Incorporated
           Bankers Trust Plaza
           130 Liberty Street
           New York, New York  10006

Ladies and Gentlemen:

     GRAHAM PACKAGING COMPANY, a Delaware Limited Partnership (the "Operating Company"), and GPC CAPITAL CORP. I, a Delaware Corporation ("GPC I" and, together with the Operating Company, the "Company Issuers"), and GRAHAM PACKAGING HOLDINGS COMPANY, a Pennsylvania Limited Partnership ("Holdings"), and GPC CAPITAL CORP. II, a Delaware Corporation ("GPC II" and, together with Holdings, the "Holdings Issuers," and together with the Company Issuers, the "Issuers"), hereby confirm their agreement with you (the "Initial Purchasers"), as set forth below.

     The Notes (as defined in Section 1 below) are being issued and sold to (i) redeem certain partnership interests in Holdings pursuant to the Recapitalization (as defined in the Final

----------
1    FIRSTS is a service mark of BT Alex. Brown Incorporated.



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                                                                               2

Memorandum (as defined in Section 1 below)), (ii) repay existing debt of Holdings and its subsidiaries, (iii) pay certain bonuses and other cash payments to certain members of Management (as defined in the Final Memorandum), and (iv) pay related transaction fees and expenses. As part of the Recapitalization, certain general and limited partnership interests in Holdings will be acquired by BMP/Graham Holdings Corporation, a Delaware Corporation ("Investor LP"), and BCP/Graham Holdings L.L.C., a Delaware limited liability company and wholly owned subsidiary of Investor LP ("Investor GP"), pursuant to the Recapitalization Agreement (as defined in the Final Memorandum). Following the consummation of the Recapitalization: (1) GPC I will be a wholly owned subsidiary of the Operating Company, whose general partner will be GPC Opco GP, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Holdings ("Opco GP"); and (2) GPC II will be a wholly owned subsidiary of Holdings, whose managing general partner will be Investor LP.

     Neither the Operating Company, substantially all of whose assets (including the equity interests in entities that are to be its subsidiaries after the consummation of the Recapitalization) are to be acquired on the Closing Date (as defined), nor Holdings shall be a signatory to this Agreement until the Closing Date, on which date it is anticipated that each of them shall become a party to this Agreement upon executing the signature pages provided for that purpose. For all purposes of this Agreement, the term "subsidiary" when used with reference to the Operating Company shall refer collectively to each of the entities listed on Schedule 2 hereto assuming that the Recapitalization has been consummated. All representations and warranties pertaining to the Operating Company, its subsidiaries listed in Schedule 2 and Holdings made as of the date hereof shall be deemed to have been made to the best knowledge of the Issuers and all such representations and warranties on the Closing Date shall not be subject to such knowledge qualification except as expressly provided in any such representations and warranties. In connection with the representations and warranties set forth in Sections 2(h), (i) and (q), the Issuers have advised the Initial Purchasers that aspects of the Recapitalization other than the issue and sale of the Notes to the Initial Purchasers may conflict with, or require consents (which are not expected to be obtained on or before the Closing Date) under, certain Contracts (as defined in Section 2(h)) (including, without limitation, leases that constitute Contracts); provided that the Issuers represent to the Initial Purchasers that any such conflicts and the failure to obtain such consents are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect (as defined in Section 2(c)).

     Each of the Indentures (as defined below) under which the Notes (as defined below) will be respectively issued will provide that all obligations under the Indentures, the Notes and the Holdings Guarantee (and the notes and, as applicable, related guarantees by Holdings, issued in the exchange offers described in the Final Memorandum) shall be expressly non-recourse to the partners of Holdings in their capacities as such, and that, by purchasing the Notes, each holder of Notes waives any liability of any partner of Holdings under the Indentures, the Notes and the Holdings Guarantee (and the notes and related guarantees issued in such exchange offers). In addition, the obligations of the Issuers and the Guarantor under this Agreement shall be non-recourse to the partners of Holdings, and the partners of Holdings shall not incur any liabilities or bear any costs or expenses in connection with this Agreement or the issuance and sale of the Notes, including but not limited to any such costs and expenses as


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                                                                               3



provided in Section 6 hereof or any liabilities for indemnification or contribution as provided in Section 9 hereof, and by purchasing the Notes, each holder of Notes, including, without limitation, each Initial Purchaser, waives any such obligation or liability of any partner of Holdings and waives any requirement that any such partner bear any such costs or expenses.

     1. The Securities. Subject to the terms and conditions herein contained, the Company Issuers propose to issue and sell to the Initial Purchasers $150,000,000 aggregate principal amount of their 8 3/4% Senior Subordinated Notes Due 2008, Series A (the "Fixed Rate Senior Subordinated Notes"), and $75,000,000 aggregate principal amount of their Floating Interest Rate Subordinated Term Securities Due 2008 (the "Floating Rate Senior Subordinated Notes" and, together with the Fixed Rate Senior Subordinated Notes, the "Senior Subordinated Notes"), and the Holdings Issuers propose to issue and sell to the Initial Purchasers $169,000,000 aggregate principal amount at maturity of their 10 3/4% Senior Discount Notes Due 2009, Series A (the "Senior Discount Notes," and together with the Senior Subordinated Notes, the "Notes"). The Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated basis by Holdings (the "Holdings Guarantee"). The Senior Subordinated Notes are to be issued under an indenture (the "Senior Subordinated Indenture") to be dated as of February 2, 1998 by and among the Company Issuers, Holdings, as guarantor (in such capacity, the "Guarantor"), and United States Trust Company of New York, as Trustee (the "Senior Subordinated Trustee"), and the Senior Discount Notes are to be issued under an indenture (the "Senior Discount Indenture," and together with the Senior Subordinated Indenture, the "Indentures") to be dated as of February 2, 1998 by and among the Holdings Issuers and The Bank of New York, as Trustee (the "Senior Discount Trustee," and together with the Senior Subordinated Trustee, the "Trustees").

     The Notes will be offered and sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the "Act"), in reliance on exemptions therefrom.

     In connection with the sale of the Notes, the Issuers have prepared a preliminary offering memorandum dated January 8, 1998 (the "Preliminary Memorandum") and a final offering memorandum dated January 23, 1998, as supplemented or amended (the "Final Memorandum"; the Preliminary Memorandum and the Final Memorandum each herein being referred to as a "Memorandum") setting forth or including, among other things, a description of the terms of the Notes, the Holdings Guarantee, the terms of the offering of the Notes, a description of the Issuers and a description of the Recapitalization.

     The Initial Purchasers and their direct and indirect transferees of the Senior Subordinated Notes and the Senior Discount Notes will be entitled to the benefits of the Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the "Senior Subordinated Registration Rights Agreement") and the Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the "Senior Discount Registration Rights Agreement" and, together with the Senior Subordinated Registration Rights Agreement, the "Registration Rights Agreements"), pursuant to which the respective Issuers, and in the case of the Senior Subordinated Notes, the Guarantor, have agreed, among other things, to file registration statements (the "Registration Statements") with the Securities and Exchange


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                                                                               4

Commission (the "Commission") registering the Senior Subordinated Notes (including the Holdings Guarantee) and the Senior Discount Notes or the applicable Exchange Notes (as defined in the respective Registration Rights Agreements and including, where applicable, the related guarantee of Holdings) under the Act.

     2. Representations and Warranties. The Issuers represent and warrant to and agree with each of the Initial Purchasers that:

          (a) Neither the Preliminary Memorandum as of the date thereof contained, nor the Final Memorandum nor any amendment or supplement thereto as of the date thereof and at the Closing Date contained or contains or will contain any untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 2(a) do not apply to statements or omissions made in reliance upon and in conformity with information relating to any of the Initial Purchasers furnished to the Issuers in writing by the Initial Purchasers expressly for use in the Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto.

          (b) After giving effect to the Recapitalization on the Closing Date:
     (i) Holdings and the Operating Company will have the authorized, issued and outstanding capitalization set forth in the Final Memorandum; (ii) all of the entities listed in Schedule 2 attached hereto will be subsidiaries of the Operating Company (each, a "Subsidiary" and collectively, the "Subsidiaries"); (iii) the only subsidiaries of Holdings will be the Operating Company, GPC II and, indirectly through the Operating Company, the Subsidiaries; (iv) all of the outstanding shares of capital stock of the Issuers and Subsidiaries that are corporations will be duly authorized and validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive or similar rights; (v) except as disclosed in the Final Memorandum all of the outstanding shares of capital stock or other equity interests of the Issuers and of each of the Subsidiaries constituting a "Significant Subsidiary" within the meaning of the Act (each a "Significant Subsidiary") will have been free and clear of all liens, encumbrances, equities and claims or restrictions on transferability or voting (other than liens, encumbrances and restrictions imposed in favor of the lenders under the New Credit Facility or permitted thereunder and by the Act and state securities or "Blue Sky" laws of certain jurisdictions); and (vi) except as set forth in the Final Memorandum, there are no (A) options, warrants or other rights to purchase,
     (B) agreements or other obligations to issue or (C) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Issuers or any of the Significant Subsidiaries outstanding. Except for the Subsidiaries (in the case of the Operating Company) or the Operating Company and the Subsidiaries (in the case of Holdings) or as disclosed in the Final Memorandum, as of the Closing Date neither Holdings nor the Operating Company will own, directly or indirectly, any shares of capital stock or any other equity or long-term debt securities or have any equity interest in any firm, partnership, joint venture or other entity.


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                                                                               5

          (c) Each of GPC I and GPC II has been, and, as of the Closing Date, each of the Issuers and the Significant Subsidiaries will have been duly incorporated or formed, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation and has all requisite corporate or partnership power and authority to own its properties and conduct its business as now conducted as described in the Final Memorandum; each of GPC I and GPC II has been, and, as of the Closing Date each of the Issuers and the Significant Subsidiaries that is a corporation will have been duly qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of either (x) Holdings, the Operating Company and the Subsidiaries taken as a whole, or (y) the Operating Company and the Subsidiaries, taken as a whole (any such event with respect to clause (x) or (y), a "Material Adverse Effect").

          (d) Each of GPC I and GPC II has and, as of the Closing Date, each of the Issuers will have, all requisite corporate or partnership power and authority, as the case may be, to execute, deliver and perform each of their applicable obligations under the Notes and, with respect to Holdings, the Holdings Guarantee. The Notes and the Holdings Guarantee, when issued, will be in the forms contemplated by the Indentures. The applicable Notes have been duly authorized by GPC I and GPC II, and, on the Closing Date, the Notes and the Holdings Guarantee will have been duly and validly authorized by the applicable Issuers and the Guarantor and the Notes and the Holdings Guarantee, when executed by the applicable Issuers and authenticated by the applicable Trustees in accordance with the provisions of the applicable Indentures and when delivered and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the applicable Issuers, entitled to the benefits of the applicable Indentures, and enforceable against the applicable Issuers in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (e) GPC I and GPC II have, and on the Closing Date the Issuers will have all requisite corporate or partnership power and authority, as the case may be, to execute, deliver and perform their obligations under the applicable Indentures. The Indentures meet the requirements for qualification under the Trust Indenture Act of 1939, as amended (the "TIA"). The Indentures have been duly and validly authorized by GPC I and GPC II, and on the Closing Date, will have been duly and validly authorized by the applicable Issuers and, when executed and delivered by the applicable Issuers (assuming the due authorization, execution and delivery by the Trustees), will constitute valid and legally binding agreements of the applicable Issuers, enforceable against the applicable Issuers in accordance with their respective terms, subject to the effects of bankruptcy,


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                                                                               6

     insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (f) GPC I and GPC II have, and on the Closing Date the Issuers will have all requisite corporate or partnership power and authority, as the case may be, to execute, deliver and perform their applicable obligations under the applicable Registration Rights Agreements. The Registration Rights Agreements have been duly and validly authorized by GPC I and GPC II and, on the Closing Date, the Registration Rights Agreements will have been duly and validly authorized by the applicable Issuers and, when executed and delivered by the applicable Issuers, will constitute valid and legally binding agreements of the applicable Issuers enforceable against the applicable Issuers in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.


          (g) GPC I and GPC II have, and on the Closing Date the Issuers will have all requisite corporate or partnership power and authority, as the case may be, to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by GPC I and GPC II of the transactions contemplated hereby have been duly and validly authorized by GPC I and GPC
     II. This Agreement has been duly executed and delivered by GPC I and GPC
     II. On or before the Closing Date, this Agreement and the consummation by the Operating Company and Holdings of the transactions contemplated hereby will have been duly authorized by or on behalf of the Operating Company and Holdings, and this Agreement will have been duly executed and delivered by the Operating Company and Holdings, respectively.

          (h) No consent, approval, authorization or order of any court or governmental agency or body, or third party (x) is required for GPC I or GPC II for the issuance and sale by them of the Notes to the Initial Purchasers or the consummation by them of the other transactions contemplated hereby on the Closing Date or (y) will be required on the Closing Date for the issuance by Operating Company and Holdings of the Notes (and the Holdings Guarantee) or the consummation by the Operating Company and Holdings of the other transactions contemplated hereby, except, in the case of either (x) or (y) such as have been obtained and such as may be required under state securities or "Blue Sky" laws in connection with the purchase and resale of the Notes (and the Holdings Guarantee) by the Initial Purchasers. Neither GPC I or GPC II is, and, on the Closing Date, none of the Issuers or the Significant Subsidiaries will be (i) in violation of its certificate of incorporation or bylaws (or its partnership agreement or similar organizational document in the case of limited partnerships), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation which would not,


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                                                                               7


     individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) in breach of or default under (nor has any event occurred which, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, "Contracts"), except for any such breach, default, violation or event which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (i) The execution, delivery and performance by the Issuers of this Agreement, the Indentures and the Registration Rights Agreements and the

     consummation by the Issuers of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Notes to the Initial Purchasers) will not conflict with or constitute or result in a breach of or a default under (or an event which with notice or passage of time or both would constitute a default under) or violation of any of
     (i) the terms or provisions of any Contract, except for any such conflict, breach, violation, default or event which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the certificate of incorporation or bylaws (or partnership agreement or similar organizational document in the case of limited partnerships) of the Issuers or any of the Significant Subsidiaries, or (iii) (assuming compliance with all applicable state securities or "Blue Sky" laws and assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof) any statute, judgment, decree, order, rule or regulation applicable to the Issuers or any of the Significant Subsidiaries or any of their respective properties or assets, except for any such conflict, breach or violation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (j) The audited Combined Financial Statements of Graham Packaging Group (as such term is used in the Final Memorandum) included in the Final Memorandum present fairly in all material respects the financial position, results of operations and cash flows of Graham Packaging Group at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein. The summary and selected financial data in the Final Memorandum present fairly in all material respects the information shown therein and have been prepared on a basis consistent with the audited financial statements included therein, except as otherwise stated therein. To the Issuers' knowledge, Ernst & Young LLP (the "Independent Accountants") is an independent public accounting firm with respect to the Issuers under Rule 101 of the American Institute of Certified Public Accountants' Code of Professional Conduct and its interpretations and rulings.

          (k) The pro forma financial statements (including the notes thereto) and the other pro forma financial information included in the Final Memorandum have been prepared in accordance with the Commission's rules and guidelines with respect to pro

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                                                                               8

     forma financial statements, and have been properly computed on the bases described therein; the assumptions used in the preparation of the pro forma financial data and other pro forma financial information included in the Final Memorandum are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

          (l) Except as set forth in the Final Memorandum, there is not pending or, to the knowledge of the Issuers, threatened any action, suit,

     proceeding, inquiry or investigation to which the Issuers or any of the Significant Subsidiaries is a party, or to which the property or assets of the Issuers or any of the Significant Subsidiaries are subject, before or brought by any court, arbitrator or governmental agency or body which, if determined adversely to the Issuers or any of the Significant Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or which seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Notes to be sold hereunder or the consummation of the Recapitalization.

          (m) Except as disclosed in the Final Memorandum, GPC I and GPC II possess, and, on the Closing Date, each of the Issuers and the Significant Subsidiaries will possess, all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the Final Memorandum ("Permits"), except where the failure to obtain such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; GPC I and GPC II have fulfilled and performed, and, on the Closing Date, each of the Issuers and the Significant Subsidiaries will have fulfilled and performed, in all material respects all of their respective obligations with respect to such Permits and, to the Issuers' knowledge, as of the Recapitalization Closing Date no event will have occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or will result in any other material impairment of the rights of the holder of any such Permit; and neither GPC I nor GPC II has received, and, as of the Closing Date, none of the Issuers or the Significant Subsidiaries will have received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Final Memorandum and except where such revocation or modification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (n) Since the date of the most recent financial statements appearing in the Final Memorandum, except as described or contemplated therein, (i) none of the Issuers or the Subsidiaries has incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) which liabilities, obligations, transactions or contracts would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) except for tax distributions consistent with past practice, none of the Issuers or the Subsidiaries has purchased any of its outstanding equity interests, nor declared, paid or otherwise made any dividend or distribution of any kind on its equity interests (other than with respect to any of such Significant Subsidiaries, the purchase of, or dividend or distribution on, equity interests owned by the Issuers) and (iii) there shall not have been any change in the capital stock or long-term indebtedness of the Issuers or the Significant Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

          (o) Each of the Issuers and the Significant Subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns, and has paid all taxes shown as due thereon, except where the failure to so file such returns or pay such taxes would not, individually or in the aggregate, have a Material Adverse Effect and other than tax deficiencies which the Issuers or any Significant Subsidiary is contesting in good faith and for which the Issuers or such Significant Subsidiary has provided adequate reserves, there is no tax deficiency that has been asserted against the Issuers or any of the Subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect.

          (p) [Intentionally Omitted.]

          (q) Each of GPC I and GPC II has, and, on the Closing Date, each of the Issuers and the Subsidiaries will have good and marketable title to all real property and good title to all personal property described in the Final Memorandum as being owned by it and good and marketable title to a leasehold estate in the real and personal property described in the Final Memorandum as being leased by it free and clear of all liens, charges, encumbrances or restrictions, except as described in the Final Memorandum, except for liens, encumbrances and restrictions in favor of the lenders under the New Credit Facility or permitted thereunder or to the extent the failure to have such title or the existence of such liens, charges, encumbrances or restrictions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all leases, contracts and agreements to which the Issuers or any of the Significant Subsidiaries is a party or by which any of them is bound will be valid and enforceable against the Issuers or such Subsidiary, and, to the knowledge of the Issuers, will be valid and enforceable against the other party or parties thereto and will be in full force and effect with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in the Final Memorandum, GPC I and GPC II own and possess, and, as of the Closing Date, the Issuers and the Significant Subsidiaries will own or possess, adequate licenses or other rights to use all material patents, trademarks, service marks, trade names, copyrights and know-how necessary to conduct the businesses to be operated by them as described in the Final Memorandum, and neither GPC I or GPC II has received, and, as of the Closing Date, none of the Issuers or the Subsidiaries will have received, any notice of infringement of or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how which, if such assertion of infringement or conflict were sustained, would reasonably be expected to have a Material Adverse Effect.

          (r) Except as set forth in the Final Memorandum (or any amendment or supplement thereto), except as would not, individually or in the aggregate, have a Material Adverse Effect to the knowledge of the Issuers and the Significant Subsidiaries (A) each of the Issuers and the Significant Subsidiaries is in compliance with and not subject to liability under applicable Environmental Laws (as defined below), (B) each of the Issuers and the Significant Subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, and has and is in compliance with all Permits required under any applicable Environmental Laws and each of them is in full force and effect, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Issuers or any of the Significant Subsidiaries, threatened against the Issuers or any of the Significant Subsidiaries under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Issuers or any of the Significant Subsidiaries, (E) none of the Issuers or the Significant Subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or any comparable state law, (F) no property or facility of the Issuers or any of the Significant Subsidiaries is (i) listed or proposed for listing on the National Priorities List under CERCLA or is (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority.

          For purposes of this Agreement, "Environmental Laws" means the common law and all applicable federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of hazardous materials, and (iii) underground and above ground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom.

          (s) Except as set forth in the Final Memorandum (or any amendment or supplement thereto), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect to the knowledge of the Issuers and the Significant Subsidiaries, there is no strike, labor dispute or work stoppage with the employees of the Issuers or any of the Significant Subsidiaries which is pending or, to the knowledge of the Issuers or any of the Subsidiaries, threatened.

          (t) Each of the Issuers and the Subsidiaries carries insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties that insures against such losses and risks as is adequate in their respective business judgments to protect them their businesses.

          (u) None of the Issuers or the Significant Subsidiaries has any liability for any prohibited transaction or material funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which the Issuers or any of the Significant Subsidiaries makes or ever has made a contribution and in which any employee of the Issuers or of any Significant Subsidiary is or has ever been a participant. With respect to such plans, the Issuers and each Significant Subsidiary is in compliance in all material respects with all applicable provisions of ERISA.

          (v) As of the Closing Date, none of the Issuers will be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

          (w) The Notes, the Holdings Guarantee, the Indentures and the Registration Rights Agreements will conform in all material respects to the descriptions thereof in the Final Memorandum.

          (x) No holder of securities of the Issuers will be entitled to have such securities registered under the registration statements required to be filed by the Issuers pursuant to the Registration Rights Agreements other than as expressly permitted thereby.

          (y) Immediately after the consummation of the transactions contemplated by this Agreement, the fair value and present fair saleable value of the assets of (i) Holdings, the Operating Company and the Subsidiaries and (ii) the Operating Company and the Subsidiaries (each on a consolidated basis) will exceed the sum of their respective stated liabilities and identified contingent liabilities; each of (i) Holdings, the Operating Company and the Subsidiaries and (ii) the Operating Company and the Subsidiaries (each on a consolidated basis) is not, nor will they be after giving effect to the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby,
     (a) left with unreasonably small capital with which to carry on their business as it is proposed to be conducted, (b) unable to pay its debts (contingent or otherwise) as they mature or (c) otherwise insolvent.

          (z) Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof, none of the Issuers, the Subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent,

     (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the Act) which is or could be integrated with the sale of the Notes in a manner that would require the registration under the Act of the Notes or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Act. Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers in the manner contemplated by this Agreement, the Final Memorandum and the Indentures to register any of the Notes under the Act or to qualify either of the Indentures under the TIA.

               (aa) No securities of the Issuers or any Subsidiary are of the same class (within the meaning of Rule 144A under the Act) as the Notes and listed on a national securities exchange registered under
          Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system.

               (ab) None of the Issuers or the Subsidiaries has taken, nor will any of them take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Notes.

               (ac) None of the Issuers, the Subsidiaries, any of their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) has engaged in any directed selling efforts (as that term is defined in Regulation S under the Act ("Regulation S")) with respect to the Notes; the Issuers, the Subsidiaries and their respective Affiliates and any person acting on its or their behalf (other than the Initial Purchasers) have complied with the offering restrictions requirement of Regulation S.

               (ad) The Issuers have delivered to the Initial Purchasers a complete copy of the Recapitalization Agreement (as defined in the Final Memorandum).

     Any certificate signed by any officer or general partner of any Issuer and delivered to any Initial Purchaser or to counsel for the Initial Purchasers pursuant to the terms of this Agreement shall be deemed a representation and warranty by that Issuer to each Initial Purchaser as to the matters covered thereby.

     3. Purchase, Sale and Delivery of the Notes. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the applicable Issuers agree to issue and sell to the Initial Purchasers, and the Initial Purchasers, acting severally and not jointly, agree to purchase the applicable Notes in the respective amounts set forth on Schedule 1 hereto from the applicable Issuers at 97% of the principal amount of the Senior Subordinated Notes and 57.15264% of the principal amount at maturity of the Senior Discount Notes. One or more certificates in definitive form for each series of Notes that the Initial Purchasers have agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Initial Purchasers request upon notice to the Issuers at least 36 hours prior to the Closing Date, shall be delivered by or on behalf of the Issuers to the Initial Purchasers, against payment by or on behalf of the Initial Purchasers of the purchase price therefor by wire transfer (same day funds) to such account or accounts as the Issuers shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Such delivery of and payment for the Notes shall be made at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, NY 10017 at 10:00

A.M., New York time, on February 2, 1998, or at such other place, time or date as the Initial Purchasers, on the one hand, and the Issuers, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the "Closing Date." The Issuers will make such certificate or certificates for the Notes available for checking by the Initial Purchasers at the offices of Simpson Thacher & Bartlett at least 12 hours prior to the Closing Date.

     4. Offering by the Initial Purchasers. The Initial Purchasers propose to make an offering of the Notes at the prices and upon the terms set forth in the Final Memorandum, as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchasers is advisable.

     5. Covenants of the Issuers. The Issuers covenant and agree with each of the Initial Purchasers that:

          (a) The Issuers will not amend or supplement the Final Memorandum or any amendment or supplement thereto of which the Initial Purchasers shall not previously have been advised and furnished a copy for their reasonable review and comment a reasonable period of time prior to the proposed amendment or supplement.

          (b) The Issuers will cooperate with the Initial Purchasers in arranging for the qualification of the Notes for offering and sale under state securities or "Blue Sky" laws of which jurisdictions as the Initial Purchasers may designate and will continue such qualifications in effect for as long as may be necessary to complete the resale of the Notes; provided, however, that in connection therewith, the Issuers shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.


          (c) If, at any time prior to the completion of the distribution by the Initial Purchasers of the Notes, any event occurs or information becomes known as a result of which the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is reasonably necessary at any time to amend or supplement the Final Memorandum to comply with applicable law or facilitates the resale of Notes by the Initial Purchasers, the Issuers will promptly notify the Initial Purchasers thereof and will prepare, at the expense of the Issuers, an amendment or supplement to the Final Memorandum that corrects such statement or omission or effects such compliance or facilitates such resales.

          (d) The Issuers will, without charge, provide to the Initial Purchasers and to counsel for the Initial Purchasers as many copies of the Final Memorandum or any amendment or supplement thereto as the Initial Purchasers may reasonably request.

          (e) The Issuers will apply the net proceeds from the sale of the Notes as set forth under "Use of Proceeds" in the Final Memorandum.

          (f) For so long as any of the Notes remain outstanding, the Issuers will furnish to the Initial Purchasers copies of all reports and other communications (financial or otherwise) furnished by the Issuers to the Trustees or to the holders of the Notes.

          (g) Prior to the Closing Date, the Issuers will furnish to the Initial Purchasers, as soon as they have been prepared, a copy of any unaudited interim financial statements of Graham Packaging Group for any period subsequent to the period covered by the most recent financial statements appearing in the Final Memorandum.

          (h) None of the Issuers or any of their Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any "security" (as defined in the Act) which could be integrated with the sale of the Notes in a manner which would require the registration under the Act of the Notes.

          (i) Except in connection with the Exchange Offers (as defined in the Registration Rights Agreements) or the Shelf Registration Statements (as defined in the Registration Rights Agreements), the Issuers will not, and will not permit any of the Subsidiaries to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Act.


          (j) For so long as any of the Notes remain outstanding, the Issuers will make available at their expense, upon request, to any holder of such Notes and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Act, unless the Issuers are then subject to
     Section 13 or 15(d) of the Exchange Act.

          (k) The Issuers will use their reasonable best efforts to (i) permit the Notes to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. (the "NASD)" relating to trading in the Private Offerings, Resales and Trading through Automated Linkages market (the "Portal Market") and (ii) permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.

          (l) In connection with Notes offered and sold in an offshore transaction (as defined in Regulation S) the Issuers will not register any transfer of such Notes not made in accordance with the provisions of Regulation S and will not, except in accordance with the provisions of Regulation S, if applicable, issue any such Notes in the form of definitive securities.

     6. Expenses. The Issuers agree to pay all costs and expenses incident to the performance of their obligations under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to
Section 11 hereof, including all costs and expenses incident to (i) the printing, word processing or other production of documents with respect to the transactions contemplated hereby, including any costs of printing the Preliminary Memorandum and the Final Memorandum and any amendment or supplement thereto, and any "Blue Sky" memorandum, (ii) all arrangements relating to the delivery to the Initial Purchasers of copies of the foregoing documents, (iii) the fees and disbursements of the counsel, the accountants and any other experts or advisors retained by the Issuers, (iv) preparation, issuance and delivery to the Initial Purchasers of the Notes, (v) the qualification of the Notes under state securities and "Blue Sky" laws, including filing fees and fees and disbursements not to exceed $1,000 of counsel for the Initial Purchasers relating thereto, (vi) expenses of the Issuers in connection with any meetings with prospective investors in the Notes and the expenses relating to chartering of the plane utilized during the roadshow, (vii) fees and expenses of the Trustees including fees and expenses of counsel to the Trustees, (viii) all expenses and listing fees incurred in connection with the application for quotation of the Notes on the PORTAL Market and (ix) any fees charged by investment rating agencies for the rating of the Notes. If this Agreement is terminated because (i) of any failure, refusal or inability on the part of the Issuers to perform their obligations and satisfy all conditions in Section 7 hereof on their part to be performed or satisfied hereunder (other than solely by reason of a default by the Initial Purchasers of their obligations hereunder), (ii) another material default by the Issuers under this Agreement, or (iii) the occurrence and continuance of an event specified in Section 11(a)(i) or 11(a)(vi) hereof, the Issuers agree to promptly reimburse the Initial Purchasers upon demand for all out-of-pocket expenses (including fees, disbursements and charges of Cahill Gordon & Reindel, counsel for the Initial Purchasers) that shall have been incurred by the Initial Purchasers in connection with the proposed purchase and sale of the Notes, and if this Agreement is terminated for any other reason, the Issuers shall have no liability for any such expenses of the Initial Purchasers.

     7. Conditions of the Initial Purchasers' Obligations. The obligation of the Initial Purchasers to purchase and pay for the Notes shall be subject to the satisfaction in all material respects or waiver of the following conditions on or prior to the Closing Date:

          (a) On the Closing Date, the Initial Purchasers shall have received the opinions, dated as of the Closing Date and addressed to the Initial Purchasers, of each of Simpson Thacher & Bartlett and Morgan, Lewis & Bockius LLP, counsel for the Issuers, in form and substance satisfactory to counsel for the Initial Purchasers, to the effect set forth in Exhibit A and Exhibit B, respectively.

          (b) On the Closing Date, the Initial Purchasers shall have received the opinion, in form and substance satisfactory to the Initial Purchasers, dated as of the Closing Date and addressed to the Initial Purchasers, of Cahill Gordon & Reindel, counsel for the Initial Purchasers, with respect to certain legal matters relating to this Agreement and such other related matters as the Initial Purchasers may reasonably require. In rendering such opinion, Cahill Gordon & Reindel shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass upon such matters.

          (c) The Initial Purchasers shall have received from the Independent Accountants a comfort letter or letters dated the date hereof and the Closing Date, in form and substance satisfactory to counsel for the Initial Purchasers.

          (d) The representations and warranties of the Issuers contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date; the statements of the Issuers' respective officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date; the Issuers shall have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder in all material respects at or prior to the Closing Date; and, except as described in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), subsequent to the date of the most recent financial statements in such Final Memorandum, there shall have been no event or development, and no information shall have become known, that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect.

          (e) The sale of the Notes hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.

          (f) Subsequent to the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), none of the Issuers or any of the Subsidiaries shall have sustained any loss or interference with respect to its business or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or work stoppage or from any legal or governmental proceeding, order or decree, which loss or interference, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

          (g) The Initial Purchasers shall have received a certificate of each of the Issuers, dated the Closing Date, signed on behalf of each of the Issuers by its, or its general partner's, Chairman of the Board, President or any Vice President and by the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer, to the effect that:

               (i) The representations and warranties of the Issuers contained in this Agreement are true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, and the Issuers have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder in all material respects at or prior to the Closing Date; and

               (ii) At the Closing Date, since the date hereof or since the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or development has occurred, and no information has become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

          (h) On the Closing Date, the Registration Rights Agreements shall have been executed and delivered by the Issuers.

          (i) In connection with the Recapitalization, (i) the Operating Company and Holdings (to the extent signatories thereto) shall have executed and delivered this Agreement, (ii) the Operating Company and Holdings shall have entered into the New Credit Facility (as defined in the Final Memorandum) and (iii) the Recapitalization shall have been consummated contemporaneously with the purchase of the Notes hereunder.

     On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such further documents, opinions,

certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of the Issuers and the Subsidiaries as they shall have heretofore reasonably requested from the Issuers.

     All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Initial Purchasers and counsel for the Initial Purchasers. The Issuers shall furnish to the Initial Purchasers such conformed copies of such documents, opinions, certificates, letters, schedules and instruments in such quantities as the Initial Purchasers shall reasonably request.

     8. Offering of Notes; Restrictions on Transfer. (a) Each of the Initial Purchasers represents and warrants (as to itself only) that it is a QIB. Each of the Initial Purchasers agrees with the Issuers (as to itself only) that (i) it has not and will not solicit offers for, or offer or sell, the Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act; and (ii) it has solicited and will solicit offers for the Notes only from, and will offer the Notes only to (A) in the case of offers inside the United States, persons whom the Initial Purchasers reasonably believe to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchasers that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A and (B) in the case of offers outside the United States, to persons other than U.S. persons ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)); provided, however, that, in the case of this clause (B), in purchasing such Notes such persons are deemed to have represented and agreed as provided under the caption "Transfer Restrictions" contained in the Final Memorandum (or, if the Final Memorandum is not in existence, in the most recent Memorandum).

          (b) Each of the Initial Purchasers represents and warrants (as to itself only) with respect to offers and sales outside the United States that (i) it has complied and will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Notes or has in its possession or distributes any Memorandum or any such other material, in all cases at its own expense; (ii) the Notes have not been and will not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to Rule 144A; (iii) it has offered the Notes and will offer and sell the Notes
     (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S and, accordingly, neither it nor any persons acting on its behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes, and any such persons have complied and will comply with the offering restrictions requirement of Regulation S; and (iv) it agrees that, at or prior to confirmation of sales of the Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the restricted period a confirmation or notice to substantially the following effect:

          "The Securities covered hereby have not been registered under the United States Securities Act of 1933 (the "Securities Act") and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of the distribution of the Securities at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date of the offering, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them in Regulation S."

     Terms used in this Section 8 and not defined in this Agreement have the meanings given to them in Regulation S.

     9. Indemnification and Contribution. (a) The Issuers agree to indemnify and hold harmless the Initial Purchasers, and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which any Initial Purchaser or such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

          (i) any untrue statement or alleged untrue statement of any material fact contained in (A) any Memorandum or any amendment or supplement thereto or (B) any application or other document, or any amendment or supplement thereto, executed by the Issuers or based upon written information furnished by or on behalf of the Issuers filed in any jurisdiction in order to qualify the Notes under state securities or "Blue Sky" laws thereof or filed with any securities association or securities exchange (each an "Application"); or

          (ii) the omission or alleged omission to state, in any Memorandum or any amendment or supplement thereto or any Application, a material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading, or required to be stated in any Application, and, subject to the limitations set forth in the proviso to this sentence, will reimburse, as incurred, the Initial Purchasers and each such controlling person for any reasonable legal or other expenses incurred by the Initial Purchasers or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; provided, however, the Issuers will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any Memorandum or any amendment or supplement thereto or any Application in reliance upon and in conformity with written information concerning the Initial Purchasers furnished to the Issuers by the Initial Purchasers specifically for use therein; provided further, that as to any Preliminary Memorandum, this indemnity agreement shall not inure to the benefit of any Initial Purchaser or any person controlling any Initial Purchaser on account of any loss, claim, damage, liability or action arising from any sale of Notes to any person by that Initial Purchaser if that Initial Purchaser failed to send or give a copy of the Final Memorandum (or the Final Memorandum as amended or supplemented) to such person at or prior to the written confirmation of sale to such person and if the untrue statement or omission was corrected in the Final Memorandum (as amended or supplemented) giving rise to such loss, claim, damage, liability or action, unless such failure resulted from non-compliance by the Issuers with Section 5(d); provided further, that (i) no Company Issuer shall be liable pursuant to this Section 9(a) on account of any loss, claim, damage, liability or action arising from any sale of Senior Discount Notes to any person by any Initial Purchaser and (ii) GPC II shall not be liable pursuant to this Section 9(a) on account of any loss, claim, damage, liability or action arising from any sale of Senior Subordinated Notes or the Holdings Guarantee to any person by any Initial Purchaser; and provided further, that no partner of Holdings in such partner's capacity as such shall be liable for indemnification or contribution pursuant to this Section 9 on account of any loss, claim, damage, liability or action arising from any sale of Notes to any person, and by purchasing the Notes, each holder of Notes (including, without limitation, each Initial Purchaser) waives any such liability of any partner of Holdings. This indemnity agreement will be in addition to any liability that the Issuers may otherwise have to the indemnified parties. The Issuers shall not be liable under this Section 9 for any settlement of any claim or action effected without its prior written consent, which shall not be unreasonably withheld.

     (b) The Initial Purchasers agree to indemnify and hold harmless the Issuers, their partners, their directors (or the equivalent thereof) , their officers and each person, if any, who controls the Issuers within the meaning of
Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Issuers or any such partner, director (or equivalent thereof), officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Memorandum or any amendment or supplement thereto or any Application, or (ii) the omission or the alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or required to be stated in any

Application, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser, furnished to the Issuers by the Initial Purchasers specifically for use therein; and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any reasonable legal or other expenses incurred by the Issuers or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof. This indemnity agreement will be in addition to any liability that the Initial Purchasers may otherwise have to the indemnified parties. The Initial Purchasers shall not be liable under this
Section 9 for any settlement of any claim or action effected without their consent, which shall not be unreasonably withheld.

     (c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 9, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent such failure results in substantial prejudice to the indemnifying party and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) and (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchasers in the case of paragraph (a) of this Section 9 or the Issuers in the case of paragraph (b) of this Section 9, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions) or (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section 9, in which case the indemnified party may effect such a settlement without such consent. The indemnifying party shall not, without the prior written consent of each indemnified party, effect any settlement or compromise of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party, or indemnity could have been sought hereunder by any indemnified party, unless such settlement (A) includes an unconditional written release of each indemnified party, in form and substance reasonably satisfactory to each indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

     (d) In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 9 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Notes or (ii) if the allocation provided by the foregoing clause
(i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Issuers on the one hand and any Initial Purchaser on the other shall be deemed to be in the same proportion as the total proceeds from the offering (before deducting expenses) received by the Issuers bear to the total discounts and commissions received by such Initial Purchaser. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers on the one hand, or such Initial Purchaser on the other, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. The Issuers and the Initial Purchasers agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (d). Notwithstanding any other provision of this paragraph (d), no Initial Purchaser shall be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (d), each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchasers, and each director (or the equivalent thereof) of an Issuer, each partner of an Issuer, each officer of an Issuer and each person, if any, who controls an Issuer within the meaning of
Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Issuers.

     10. Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Issuers, its officers and the Initial Purchasers set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Issuers, any of their officers, directors or general partners, the Initial Purchasers or any controlling person referred to in Section 9 hereof and (ii) delivery of and payment for the Notes. The respective agreements, covenants, indemnities and other statements set forth in Sections 6 (to the extent set forth in said
Section 6), 9 and 15 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

     11. Termination. (a) This Agreement may be terminated in the sole discretion of the Initial Purchasers by notice to the Issuers given prior to the Closing Date in the event that the Issuers shall have failed, refused or been unable to perform their obligations and satisfy all conditions on their part to be performed or satisfied hereunder at or prior thereto or, if after the date of this Agreement and at or prior to the Closing Date:

          (i) any of the Issuers or the Subsidiaries shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or work stoppage or any legal or governmental proceeding, which loss or interference has had or has a Material Adverse Effect, or there shall have been any event or development that, individually or in the aggregate, has or could be reasonably likely to have a Material Adverse Effect (including without limitation a change in control of the Issuers or the Subsidiaries), except in each case as described in the Final Memorandum (exclusive of any amendment or supplement thereto);

          (ii) trading in securities generally on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market shall have been suspended and continuing such that, in the sole judgment of the Initial Purchasers, it is impracticable or inadvisable to proceed with any of the offerings or the delivery of the Notes as contemplated by the Final Memorandum;

          (iii) a banking moratorium shall have been declared by New York or United States authorities;

          (iv) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national emergency which, in the case of (A) or (B) above and in the sole judgment of the Initial Purchasers, makes it impracticable or inadvisable to proceed with the offering or the delivery of the Notes as contemplated by the Final Memorandum;

          (v) there shall have occurred any material disruption of or material adverse change in the financial, banking or capital markets of the United States that, in the reasonable judgment of the Initial Purchasers, has impaired or would be reasonably likely to impair the offering or delivery of the Notes as contemplated by the Final Memorandum; or

          (vi) any securities of the Issuers shall have been downgraded or placed on any "watch list" for possible downgrading by any nationally recognized statistical rating organization.Termination of this Agreement pursuant to this Section 11(a) shall be without liability of any party to any other party except as provided in Section 10 hereof.

     (b) If any Initial Purchaser shall fail on the Closing Date to purchase the Notes that it is obligated to purchase under this Agreement (the "Defaulted Notes"), the Initial Purchasers shall have the right, within 24 hours thereafter, to make arrangements for the non-defaulting Initial Purchasers, or any other QIB, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth. If within 24 hours after such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of the Defaulted Notes, then the Issuers shall be entitled to a further period of 36 hours within which to procure another party or parties satisfactory to the non-defaulting Initial Purchasers to purchase such Defaulted Notes upon such terms herein set forth. If, however, the Initial Purchasers shall not have completed such arrangements within 24 hours after the default or the Issuers have not completed such arrangements within 60 hours after such default, then:


          (i) if the principal amount of Defaulted Notes does not exceed 10% of the aggregate principal amount of Notes to be purchased on such date, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective obligations hereunder bear to the obligations of all non-defaulting Initial Purchasers, or

          (ii) if the principal amount of Defaulted Notes exceeds 10% of the aggregate principal amount of Notes to be purchased on such date, or if the Issuers shall not exercise the right described in subsection (b) above to require the non-defaulting Initial Purchasers to purchase the Notes of a defaulting Initial Purchaser, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Issuers, except as provided in Section 10.No action pursuant to this
     Section 11(b) shall
     relieve any defaulting Initial Purchaser from liability in respect of its default. In the event of any such default that does not result in a termination of this Agreement, either the Initial Purchasers or the Issuers shall have the right to postpone the Closing Date for a period not exceeding seven days in order to effect any required changes in the Final Memorandum or in any other document or arrangement regarding such events and arrangements. As used herein, the term "Initial Purchaser" includes any person substituted for an Initial Purchaser under this Section 11(b).

     12. Information Supplied by the Initial Purchasers. The statements set forth in the last paragraph on the front cover page, the last paragraph of page ii, in the second and third sentences of the third paragraph and the sixth and seventh paragraphs under the heading "Private Placement" in the Final Memorandum (to the extent such statements relate to the Initial Purchasers) constitute the only information furnished by the Initial Purchasers to the Issuers for the purposes of Sections 2(a) and 9 hereof.

     13. Notices. All notices and other communications (including, without limitation, any notices or other communications to the Trustee) provided for or permitted hereunder shall be made in writing by hand-delivery, including courier service, or facsimile:

          (i) if to the Initial Purchasers, at the address as follows:

              c/o   BT Alex. Brown Incorporated
                    130 Liberty Street
                    New York, New York  10006
                    Attention: Corporate Finance Department
                    Facsimile No.:  (212) 250-7200


          (ii) if to the Issuers, at the address as follows:

              c/o   Graham Packaging Holdings Company
                    1110 East Princess Street
                    York, Pennsylvania  17403
                    Attention:  John E. Hamilton, V.P.,
                                        Finance & Administration
                    Telephone No.:  (717) 849-8521
                    Facsimile No.:  (717) 849-8541


             with copies to:

                    The Blackstone Group
                    345 Park Avenue
                    New York, New York  10154
                    Attention:  Howard A. Lipson, Senior
                                        Managing Director

                    Telephone No.:  (212) 836-9844
                    Facsimile No.:  (212) 754-8703

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, New York  10017-3954
                    Attention:  Wilson S. Neely, Esq.
                    Telephone No.:  (212) 455-7063
                    Facsimile No.:  (212) 455-2502

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

     14. Successors. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Issuers and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Issuers contained in Section 9 of this Agreement shall also be for the benefit of any person or persons who control the Initial Purchasers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchasers contained in Section 9 of this Agreement shall also be for the benefit of the directors of the Issuers, its officers and any person or persons who control the Issuers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No purchaser of Notes from the Initial Purchasers will be deemed a successor because of such purchase.


     15. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW.

     16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among such of the Issuers as shall have executed and delivered this Agreement and the Initial Purchasers.

                                               Very truly yours,
                                               GPC CAPITAL CORP. I


                                               By: /s/ John E. Hamilton
                                                  ------------------------------
                                                  Name:  John E. Hamilton
                                                  Title: Vice President,
                                                           Secretary and
                                                           Assistant Treasurer


                                               GPC CAPITAL CORP. II


                                               By: /s/ John E. Hamilton
                                                  -----------------------------
                                                  Name:  John E. Hamilton
                                                  Title: Vice President,
                                                           Secretary and
                                                           Assistant Treasurer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

BT ALEX. BROWN INCORPORATED


By:  /s/ Julie Persily
     -------------------------------------------
     Name:  Julie Persily
     Title: Principal

BANKERS TRUST INTERNATIONAL PLC


By:  /s/ Mark H. Radin
     -------------------------------------------
     Name:  Mark H. Radin
     Title: Vice President


LAZARD FRERES & CO. LLC


By:  /s/ Donald A. Wagner
     -------------------------------------------
     Name:  Donald A. Wagner
     Title: Managing Director


SALOMON BROTHERS INC


By:  /s/ Michael Del Giudice
     ------------------------------------------
     Name:  Michael Del Giudice
     Title: Director


                                                                      SCHEDULE 1


                                  Aggregate         Aggregate
                                  Principal Amount  Principal Amount   Aggregate
                                  of Fixed Rate     of Floating Rate   Principal Amount
                                  Senior            Senior             at Maturity of
                                  Subordinated      Subordinated       Senior Discount
      Initial Purchasers          Notes             Notes              Notes
      ------------------          ------------      -----------------  ---------------
-----------------------------     ------------      -----------------  ---------------
BT Alex. Brown ..............      $109,500,000      $ 56,250,000       $120,250,000
 Incorporated
Bankers Trust ...............        3,000,000                  0          6,500,000
 International PLC
Lazard Freres & Co. .........       15,000,000          7,500,000         16,900,000
  LLC
Salomon Brothers Inc. .......       22,500,000         11,250,000         25,350,000
                                    ==========       ============       ============
  Total .....................     $150,000,000       $ 75,000,000       $169,000,000

                                                                      SCHEDULE 2

                                  Subsidiaries



                                                                   Jurisdiction and Type of
Name                                                               Formation
----                                                               ------------------------
GPC Capital Corp. I                                                Delaware corporation

GPC Sub GP LLC                                                     Delaware limited  liability
                                                                   company

Graham Packaging Canada Limited                                    Canadian Ltda.

Graham Packaging France Partners                                   Pennsylvania general
                                                                   partnership

Graham Packaging France Holdings S.A.                              French S.A.

Graham Packaging France, S.A.                                      French S.A.

Graham Packaging Italy, S.r.L                                      Italian S.r.L.

S.I.P. Srl                                                         Italian S.r.L.

LIDO Plast-Graham                                                  Argentine S.r.L.

Graham Packaging Poland, L.P.                                      Pennsylvania limited
                                                                   partnership

Masko Graham                                                       Polish Ltda.

Graham Recycling Company                                           Pennsylvania limited
                                                                   partnership

Graham Packaging Latin America, LLC                                Delaware limited  liability
                                                                   company

Graham Brasil Participacoes                                        Brazilian Ltda.

Graham Packaging do Brasil                                         Brazilian S.A.


Note: Certain foreign subsidiaries' statutory shares are not included in the Table above.

     If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among such of the Issuers as shall have executed this Agreement on February 2, 1998 and the Initial Purchasers.

                                     Very truly yours,
                                     GRAHAM PACKAGING COMPANY

                                     By: GPC Opco GP, LLC,
                                          its general partner


                                     By: /s/  John E. Hamilton
                                        ----------------------------
                                        Name:  John E. Hamilton
                                        Title: Vice President, Finance and
                                                 Administration, Treasurer
                                                 and Secretary

                                     GRAHAM PACKAGING HOLDINGS COMPANY

                                     By: BCP/Graham Holdings LLC,
                                          its general partner


                                     By: /s/ Frank Nico
                                         ---------------------------
                                         Name:  Frank Nico
                                         Title: Assistant Treasurer and
                                                  Assistant Secretrary